EXHIBIT 10.2



               SECOND AMENDMENT AND WAIVER dated as of December 7, 2001 ("Amendment") to FINANCING AGREEMENT, dated as of June 27, 2000 (as amended through the date hereof, the "Financing Agreement"), among CANNONDALE CORPORATION, as Borrower (the "Borrower"), the lenders party thereto (each a "Lender" and collectively the "Lenders") and ABLECO FINANCE LLC as agent for the Lenders (in such capacity, the "Agent"). Terms which are capitalized in this Amendment and not otherwise defined shall have the meanings ascribed to such terms in the Financing Agreement.

               WHEREAS, the Borrower has requested the Lenders to (i) waive as Events of Default the violation of certain financial covenants contained in the Financing Agreement and the occurrence and continuance of the Cross Default, as defined in Section Two hereof and (ii) modify certain provisions contained in the Financing Agreement, and the Lenders have agreed to the foregoing request, on the terms and subject to the satisfaction of the conditions contained in this Amendment;

               NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Agent and the Lenders hereby agree as follows:

               SECTION ONE. AMENDMENTS. Except as otherwise designated herein, effective upon the satisfaction of the conditions precedent set forth in Section Four hereof, the Financing Agreement is hereby amended as follows:

               (a) SECTION 1.01. DEFINED TERMS. Section 1.01 is amended by deleting the definition of the term "Maturity Date", by substituting the following definitions in lieu thereof and by adding the terms "Motor Sports Division", "Motor Sports Division Report", "Second Amendment", and "Second Amendment Closing Date", and the following definitions thereof, each in the appropriate alphabetical order:

               "MATURITY DATE" shall mean January 31, 2003.

               "MOTOR SPORTS DIVISION" shall mean the division of the Borrower pursuant to which the manufacture and distribution of motorcycles and related products, and the rendition of services associated therewith, is conducted.

               "MOTOR SPORTS DIVISION REPORT" shall mean a report concerning certain aspects of the business and operations of the Motor Sports Division, in substantially the form of Exhibit A to the Second Amendment.

               "SECOND AMENDMENT" shall mean the Second Amendment and Waiver dated as of December 7, 2001, executed in connection with the Financing Agreement.

               "SECOND AMENDMENT CLOSING DATE" shall mean the date on which all of the conditions precedent to the effectiveness of the Second Amendment shall have occurred.

               (b) Section 6.01 FINANCIAL STATEMENTS, PROJECTIONS, BORROWING BASE CERTIFICATES AND OTHER INFORMATION. Section 6.01 (h) is deleted in its entirety, and the following is substituted in lieu thereof:

               "(h) (i) on Monday of each week (or on the next Business Day, if such Monday is not a Business Day) (v) a report of all inventory purchased by the Borrower during the preceding week, categorized by type, amount and cost, for intended use by the Motor Sports Division, (w) a Motor Sports Division Report for the preceding week, (x) a report of the Borrower's sales, collections, debit and credit adjustments for the preceding week, such report to contain such level of detail and to otherwise be in such scope, form and substance as the Agent may reasonably require, (y) a Borrowing Base Certificate (as defined in the Working Capital Loan Agreement) as of the last day of the preceding week, which Borrowing Base Certificate shall reflect the Borrower's total Eligible Inventory (as defined in the Working Capital Loan Agreement) as of the last day of such preceding week, and (z) a reconciliation to the Trade Accounts Receivable outstanding as of the prior Monday (or the next Business Day of the prior week, if such prior Monday is not a Business Day), and (ii) within fifteen
               (15) days after the end of each month, a Borrowing Base Certificate (as defined in the Working Capital Loan Agreement) as of the last day of such month, together with a report, in form and substance, and in such detail, as shall be satisfactory to the Agent, of (w) the amount and value, by location, of the Inventory as of the end of such month, (x) an aging of the Trade Accounts Receivable as of the end of such month, (y) an aging of the Borrower's accounts payable as of the end of such month and
               (z) a work-up of Trade Accounts Receivable deemed ineligible under the Working Capital Loan Agreement and Inventory deemed ineligible under the Working Capital Loan Agreement as of the end of such month; and"

               (c) ARTICLE VI AFFIRMATIVE COVENANTS. Article VI is hereby amended by adding new Sections 6.14 and 6.15 thereto captioned "Use of Proceeds" and "Reappraisals and Consultant" respectively, as follows:

               "SECTION 6.14. USE OF PROCEEDS. The proceeds of the Loans made pursuant to the Working Capital Loan Agreement will be used only for the Borrower's working capital needs and for the other purposes described in the last sentence of Section 7.13 of the Working Capital Loan Agreement, PROVIDED, HOWEVER, that on and after the Second Amendment Closing Date, no proceeds of Revolving Loans (as defined in the Working Capital Loan Agreement) may be used, directly or indirectly, to fund the operations of the Motor Sports Division, except to the limited extent necessary to (x) purchase and convert inventory to be used in the production of finished goods for which the Borrower, through the Motor Sports Division, shall have received purchase orders, and (y) fund the payment of reasonable expenses, incurred in the ordinary course of business, relating to such purchase and conversion, the details of which, in each case, shall have been reported to the Agent pursuant to the terms of Section 6.01
               (h)(i).

               SECTION 6.15. REAPPRAISALS AND CONSULTANT. As soon as possible after the Second Amendment Closing Date, and in any event no later than December 15, 2001, the Borrower shall engage at its expense (x) one or more appraisal firms, each of which shall be satisfactory to the Agent and the Lenders, for the purpose of reappraising the values of the plant, property and equipment used in the Borrower's business; the scope of each such appraisal, and the methodology used therein, to be satisfactory to the Agent and the Lenders and (y) an individual, either as a full time employee or pursuant to a consulting arrangement, to assist in the restructuring of the Borrower's business and operations, the identity of which individual, and the terms and conditions upon which such individual shall be engaged by the Borrower, to be satisfactory to the Agent and the Lenders."

               (d) SECTION 7.10 FIXED CHARGE COVERAGE RATIO. Effective as of November 1, 2001, Section 7.10 is deleted in its entirety, and the following is substituted in lieu thereof:

                      "SECTION 7.10. FIXED CHARGE COVERAGE RATIO. The Borrower
               shall have a Fixed Charge Coverage Ratio, as of the end of each period of twelve consecutive fiscal months ending on the last day of the fiscal month set forth below, of not less than (or not worse than, in the case of a negative ratio) the ratio set forth below opposite such month:

                                                         MINIMUM FIXED
           TWELVE FISCAL MONTHS ENDING              CHARGE COVERAGE RATIO
           ---------------------------              ---------------------
   (a)     November 2001                                <.08 to 1.00>
   (b)     December 2001                                <.09 to 1.00>
   (c)     January 2002                                 <.07 to 1.00>
   (d)     February 2002                                 .15 to 1.00
   (e)     March, April and May 2002                     .45 to 1.00
   (f)     June, July and August 2002                    .75 to 1.00

   (g)     September, October and November 2002          .92 to 1.00
   (h)     December 2002 and January 2003, in each      1.00 to 1.00"
           case together with the 11 preceding
           fiscal months


               (e) SECTION 7.11 CONSOLIDATED FIXED CHARGE COVERAGE RATIO. Effective as of November 1, 2001, Section 7.11 is deleted in its entirety, and the following is substituted in lieu thereof:

               "SECTION 7.11. CONSOLIDATED FIXED CHARGE COVERAGE RATIO. The Borrower shall have, on a consolidated basis with its consolidated Subsidiaries, a Fixed Charge Coverage Ratio, as of the end of each period of twelve consecutive fiscal months ending on the last day of the fiscal month set forth below, of not less than (or not worse than, in the case of a negative ratio) the ratio set forth below opposite such period:

                                                      Minimum Consolidated Fixed
                  Twelve Fiscal Months Ending           Charge Coverage Ratio
                  ---------------------------------   --------------------------
         (a)      November 2001                               <.04 to 1.00>
         (b)      December 2001                               <.08 to 1.00>
         (c)      January 2002                                <.04 to 1.00>
         (d)      February 2002                                .30 to 1.00
         (e)      March, April and May 2002                    .59 to 1.00
         (f)      June, July and August 2002                   .82 to 1.00
         (f)      September, October and November 2002         .95 to 1.00
         (g)      December 2002 and January 2003, in          1.00 to 1.00"
                  each case together with the 11
                  preceding fiscal months

               (f) SECTION 7.12 EBITDA. Section 7.12 is amended by (i) inserting the parenthetical phrase "(or not worse than, in the case of a negative amount)" after the phrase "not less than" appearing in the introductory portion of such Section and (ii) deleting paragraph (f) thereof, and substituting the following in lieu thereof:


           FOUR FISCAL QUARTERS ENDING IN             MINIMUM EBITDA
           ------------------------------             --------------
   (f)     December 2001                               <1,000,000>



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

               (g) SECTION 7.14 SENIOR LEVERAGE RATIO. Section 7.14 is amended by (i) inserting the parenthetical phrase "(or not worse than, in the case of a negative amount)" after the phrase "not greater than" appearing in the introductory portion of such Section and (ii) deleting paragraph (f) thereof, and substituting the following in lieu thereof:


           FOUR FISCAL QUARTERS ENDING IN          MINIMUM SENIOR LEVERAGE RATIO
           ------------------------------          -----------------------------
   (f)     December 2001                                   <35 to 1.00>

               (h) SECTION 7.15 AVAILABILITY. Section 7.15 is deleted in its entirety and the following is substituted in lieu thereof:

               "SECTION 7.15. AVAILABILITY. With respect to each calendar month prior to the first Business Day following the Sunday closest to July 1, 2002, the Borrower's average Availability (as defined in the Working Capital Loan Agreement) for the 30 or 31 day period (or 28 day period, in the case of the month of February) ending at the end of each such month shall not be less than $1,500,000, PROVIDED, HOWEVER, that with respect to the months of December 2001 and January and February 2002, the Borrower's average Availability for each such month shall not be less than $750,000. Beginning with [March 1, 2002], through the end of the Fiscal Year beginning the Sunday closest to July 1, 2002, the Borrower's Availability at the end of each day during such period shall not be less than $1,500,000."

               (i) SECTION 7.18 PERFORMANCE AND RESULTS OF OPERATIONS OF MOTOR SPORTS DIVISION. Article VII is amended by adding a new Section 7.18 thereto, captioned "Financial Performance and Results of Operations of Motor Sports Division", as follows:

               "SECTION 7.18. FINANCIAL PERFORMANCE AND RESULTS OF OPERATIONS OF MOTOR SPORTS DIVISION. Both EBITDA and Net Income, calculated solely with respect to the financial performance and results of operations of the Motor Sports Division, as if the Motor Sports Division was a separate financial reporting entity, as of the end of and for each fiscal month, beginning with the fiscal month of February 2002, shall be not less than $1.00. In addition, for each of the fiscal months of December 2001 and January 2002, the aggregate amount of costs and expenses associated with the operation of the Motor Sports Division and paid in cash during or at the end of any such month shall not exceed an amount equal to
               (x) the aggregate purchase price of all shipments of finished goods made by or through the Motor Sports Division during or at the end of such month, exclusive of the aggregate charges, if any, for shipping costs, freight, sales and other taxes, and other similar charges, payable by the purchasers of such finished goods (but only to the extent such charges shall have been included in the calculation of such purchase price), MINUS (y) all credits, deductions and other set-offs taken during or at the end of such month by Deutsche Financial Services Corporation pursuant to the Vendor Agreement dated as of February 11, 1999 between the Borrower and Deutsche Financial Services Corporation, PROVIDED, HOWEVER, that in the event that such Vendor Agreement shall have expired or shall have been cancelled or terminated, in any case during or at the end of such month, then the amount calculated pursuant to clause (x) hereof in respect of such month shall be deemed to be zero (-0-) ".

               (j) INTEREST. Effective as of October 1, 2001, Section 8.01 (a) of the Financing Agreement is deleted in its entirety, and the following is substituted in lieu thereof:

               "(a) LOANS. The Term Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until such principal amount becomes due, at a rate per annum equal to the Base Rate plus 9.0%. Interest on the Term Loan shall be payable monthly, in arrears, on the first day of each month, commencing on the first day of the month following the month in which the Term Loan is made and at maturity (whether upon demand, by acceleration or otherwise) as follows: the amount of such interest consisting of interest at the greater of 13% or the Base Rate plus 3.5% shall be payable in cash and the amount of such interest consisting of interest at 5.5% shall be payable by capitalizing such interest and adding it to the outstanding principal of the Term Loan; PROVIDED, HOWEVER, that upon the occurrence and during the continuance of an Event of Default, the right of the Borrower to so capitalize interest on the Term Loan shall automatically cease and all interest shall be payable in cash. Such capitalized interest shall bear interest in accordance with this paragraph (a) as though such capitalized interest constituted a part of the Term Loan made by such Lender to the Borrower."

               (k) ANNEX II LIEN PERFECTION INFORMATION. Annex II to the Financing Agreement is deleted in its entirety, and Annex II to this Amendment is substituted in lieu thereof.

               (l) Schedule A to the Trademark Security Agreement executed by the Borrower in favor of the Agent and dated as of the Closing Date is deleted in its entirety and Schedule A-1 to this Amendment is substituted in lieu thereof, and Schedule A to the Patent Security Agreement executed by the Borrower in favor of the Agent and dated as of the Closing Date is deleted in its entirety, and Schedule A-2 to this Amendment is substituted in lieu thereof.

               SECTION TWO. WAIVER. Effective as of October 30th, 2001, upon the satisfaction of the conditions precedent set forth in Section Four hereof, the Lenders hereby waive as separate Events of Default the Events of Default that would otherwise arise under (i) Section 10.01 (d) of the Financing Agreement by reason of the Borrower's failure to have a Fixed Charge Coverage Ratio of at least .01 to 1.00 for the period of twelve consecutive fiscal months ending on the last day of the fiscal month of October, 2001 in violation of Section 7.10 of the Financing Agreement, (ii) Section 10.01 (d) of the Financing Agreement by reason of the Borrower's failure to have, on a consolidated basis with its consolidated Subsidiaries, a Consolidated Fixed Charge Coverage Ratio of at least .20 to 1.00 for the period of twelve consecutive fiscal months ending on the last day of each of the fiscal months of September and October, 2001 in violation of Section 7.11 of the Financing Agreement, and (iii) Section 10.01
(m) of the Financing Agreement by reason of the occurrence and continuance as of the date of this Amendment of each "Event of Default" under, and as defined in, the Working Capital Loan Agreement, arising from the Borrower's violation of the Fixed Charge Coverage Ratio described in clause (i) hereof, or the Consolidated Fixed Charge Coverage Ratio described in clause (ii) hereof (collectively, the "Cross Default"), PROVIDED, HOWEVER, that nothing contained herein shall be deemed to be a waiver of any other Event of Default, whether or not the Lenders have any knowledge thereof, nor shall anything contained herein be deemed to be a waiver of any future Event of Default whatsoever.

               SECTION THREE. REPRESENTATIONS AND WARRANTIES. The Borrower hereby represents and warrants to the Agent and the Lenders as follows:


               (a) After giving effect to this Second Amendment and Waiver, the representations and warranties herein, in Article V of the Financing Agreement and in each other Loan Document and certificate or other writing delivered to the Lender pursuant hereto on or prior to the Second Amendment Closing Date are correct on and as of the Second Amendment Closing Date as though made on and as of such date, except to the extent that such representations and warranties (or any schedules related thereto) expressly relate solely to an earlier date (in which case such representations and warranties shall be true and correct on and as of such date); and no Default or Event of Default has occurred and will be continuing on the Second Amendment Closing Date or would result from this Second Amendment and Waiver becoming effective in accordance with its terms.


               (b) This Second Amendment and Waiver constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.


               (c) The execution, delivery and performance of this Amendment by the Borrower is within its corporate powers and has been duly authorized by all necessary corporate action. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or other Person is required in connection with the due execution, delivery and performance by the Borrower of this Second Amendment and Waiver.

               (d) The Borrower is not in default under any indenture, mortgage, deed of trust, or other material agreement or material instrument to which it is a party or by which it may be bound. Neither the execution and delivery of this Amendment, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof will (i) violate any law or regulation applicable to it, (ii) cause a violation by the Borrower of any order or decree of any court or government instrumentality applicable to it, (iii) conflict with, or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or material instrument to which the Borrower is a party or by which it may be bound, (iv) result in the creation or imposition of any lien, charge, or encumbrance upon any of the property of the Borrower, except in favor of the Agent, to secure the Obligations, or (v) violate any provision of the Certificate of Incorporation, By-Laws or any capital stock provisions of the Borrower;

               (e) Since the date of the receipt by the Agent and the Lenders of the financial statements of the Borrower and its consolidated Subsidiaries for the fiscal year ended on June 30th, 2001, no change or event has occurred which has had or is reasonably likely to have a Material Adverse Effect.

               SECTION FOUR. CONDITIONS PRECEDENT. This Amendment shall become effective upon the date that the last of the following events shall have occurred:

               (a) the Agent and the Lenders shall have received this Amendment duly executed by the Borrower together with (i) an updated Annex II to the Financing Agreement, completed by the Borrower and (ii) an updated Schedule A to that certain Trademark Security Agreement and an updated Schedule A to that certain Patent Security Agreement, each executed by the Borrower in favor of the Agent and dated as of the Closing Date;

               (b) the Agent, the Lenders and their counsel shall have received and reviewed a final draft of an amendment to the Working Capital Loan Agreement containing (i) financial covenant modifications that are consistent with the modifications contained in this Amendment and (ii) a waiver of all events of default that have occurred and are continuing thereunder, which draft shall contain such terms and conditions (including conditions to its effectiveness) as shall be reasonably satisfactory to the Agent, the Lenders and their counsel;

               (c) except for those Events of Default which have been waived pursuant to Section Two hereof, no Default or Event of Default shall have occurred and be continuing, and no Material Adverse Change or event or development which has had or is reasonably likely to have a Material Adverse Effect shall have occurred, in each case since the date of delivery to the Lenders of the Borrower's most recent financial statements;

               (d) the Lenders shall have received (i) an officer's certificate, executed by the chief financial officer or chief executive officer of the Borrower, confirming the truth and accuracy of the representations and warranties contained in Section Three hereof, and (ii) a secretary's certificate, executed by the corporate secretary of the Borrower, certifying that the Borrower's Board of Directors shall have met and considered the transactions contemplated to occur under this Amendment, and shall have approved the same;

               (e) the Agent shall have received payment, in cash, for the ratable benefit of the Lenders, of an amendment fee (the "Amendment Fee") in the amount of $50,000, which fee shall be non-refundable and deemed fully earned when paid; and

               (f) Counsel to the Agent and the Lenders shall have received payment of all fees and disbursements incurred in connection with the preparation, negotiation and closing of this Amendment and the transactions contemplated to occur hereunder together with all previous sums due and owing to such counsel.

               SECTION FIVE. MISCELLANEOUS.

               (a) CONTINUED EFFECTIVENESS OF THE FINANCING AGREEMENT. Except as otherwise expressly provided herein, the Financing Agreement and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, except that on and after the Second Amendment Closing Date (i) all references in the Financing Agreement to "this Agreement", "hereto", "hereof", "hereunder" or words of like import referring to the Financing Agreement shall mean the Financing Agreement as amended by this Second Amendment and Waiver, and (ii) all references in the other Loan Documents to which the Borrower is a party to the "Financing Agreement", "thereto", "thereof", "thereunder" or words of like import referring to the Financing Agreement shall mean the Financing Agreement as amended by this Second Amendment and Waiver. Except as expressly provided herein, the execution, delivery and effectiveness of this Second Amendment and Waiver shall not operate as an amendment of any right, power or remedy of the Lender under the Financing Agreement or any other Loan Document, nor constitute an amendment of any provision of the Financing Agreement or any other Loan Document.


               (b) ACCOMMODATION FEE. In addition to the Amendment Fee and in consideration of the willingness of the Lenders to enter into this Amendment and to consummate the transactions contemplated to occur hereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower irrevocably agrees to pay in cash to the Agent, for the ratable benefit of the Lenders, a non-refundable accommodation fee in the amount of $200,000. Such accommodation fee shall be deemed to be fully earned on the Second Amendment Closing Date and payable on the earliest to occur of (i) March 31, 2002 and (ii) the date on which both the outstanding principal balance of the Term Loan (as defined in the Working Capital Loan Agreement), and that portion of the outstanding principal balance of the Revolving Loans (as defined in the Working Capital Loan Agreement) consisting of advances against Eligible Inventory (as defined in the Working Capital Loan Agreement) used or to be used in the Motor Sports Division, shall have been paid and satisfied in full, and reduced to zero, respectively.

               (c) FEES CONSTITUTING OBLIGATIONS. The Borrower hereby acknowledges and agrees that each fee payable by the Borrower to the Agent or the Lenders pursuant to this Amendment or pursuant to any other Loan Document constitutes an Obligation.

               (d) ENGAGEMENT AGREEMENT. The Borrower agrees to deliver to the Agent and the Lenders as soon as possible, and in any event no later than December [7,] 2001, a copy of the definitive engagement agreement, as executed, between the Borrower and Stone Ridge Partners.


               (e) FURTHER ASSURANCES. The Borrower agrees to cooperate fully with the Agent and the Lenders in connection with the perfection by the Agent, for the benefit of the Lenders, of a first priority security interest in any personal property of the Borrower, including without limitation any goods of the Borrower in the possession of a vendor, warehouseman, lessee or other bailee of the Borrower.

               (f) COUNTERPARTS. This Second Amendment and Waiver may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

               (g) HEADINGS. Section headings herein are included for convenience of reference only and shall not constitute a part of this Second Amendment and Waiver for any other purpose.

               (h) GOVERNING LAW. This Second Amendment and Waiver shall be governed by, and construed in accordance with, the law of the State of New York.

               (i) SECOND AMENDMENT AND WAIVER AS LOAN DOCUMENT. The Borrower hereby acknowledges and agrees that this Second Amendment and Waiver constitutes a "Loan Document" under the Financing Agreement. Accordingly, it shall be an Event of Default under the Financing Agreement if (i) any representation or warranty made by a Borrower in or in connection with this Second Amendment and Waiver shall have been untrue, false or misleading in any material respect when made, or (ii) the Borrower shall fail to perform or observe any term, covenant or agreement contained in this Second Amendment and Waiver.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

               IN WITNESS WHEREOF, each of the Borrower, the Agent and each of the Lenders has signed below to indicate its agreement with the foregoing and its intent to be bound thereby.

                               BORROWER:

                               CANNONDALE CORPORATION
                               as Borrower

                               By:/s/ William A. Luca
                                   -------------------------------------------
                                   Name: William A. Luca
                                   Title: Vice President of Finance, Treasurer,
                                          Chief Financial Officer and Chief
                                          Operating Officer


                                AGENT:

                                ABLECO FINANCE LLC,
                                as agent


                                By:/s/ Kevin Genda
                                   -------------------------------------------
                                   Name: Kevin Genda
                                   Title: Senior Vice President
                                          Chief Credit Officer


                                LENDERS:

                                ABLECO FINANCE LLC,
                                for itself and as agent for
                                certain of its affiliates


                                By:/s/ Kevin Genda
                                   -------------------------------------------
                                   Name: Kevin Genda
                                   Title: Senior Vice President
                                          Chief Credit Officer